Exhibit 10.20
INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT, dated as of February 2, 2011, is between R&S Investments, LLC., a Florida limited liability company (the “Indemnitor”); and Hollywood Media Corp., a Florida corporation (the “Indemnitee”).

Recitals

A.           WHEREAS, Hollywood.com (a) is the subject of litigation, as referenced in Exhibit A attached hereto, for alleged copyright infringement for the display by users of certain content, including but not limited to celebrity photographs (collectively, the “Potential Offending Content”) on the Hollywood.com website, which display of such Potential Offending Content occurred prior to the sale of Hollywood.com by Indemnitee to Indemnitor (the “Sale”) when Indemnitee operated Hollywood.com, and (b) may be the subject of additional litigation, claims and/or losses resulting from the display, use or distribution of Potential Offending Content that occurred prior to the Sale (collectively, the “Potential Offending Content Claims”); and

B.           WHEREAS, Indemnitee believes it is in the best interest of the Indemnitee to enter into this Indemnification Agreement with Indemnitor, whereby Indemnitor shall indemnify and hold the Indemnitee harmless from any and all potential liabilities and claims against the Indemnitee arising from any and all Potential Offending Content Claims involving Hollywood.com against Indemnitee in exchange for a cash payment to Indemnitor of three hundred and fifty-thousand dollars ($350,000) and for Indemnitor to indemnify and hold harmless Indemnitee from any and all other copyright liability involving Hollywood.com now and in the future; and

C.          The Indemnitor is willing to indemnify the Indemnitee to the fullest extent permitted by law in accordance with the terms of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. MANDATORY INDEMNIFICATION IN ACTIONS, SUITS OR PROCEEDINGS.  The Indemnitor shall indemnify and hold harmless the Indemnitee from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, amounts paid in settlement and all other liabilities actually and reasonably incurred or paid by the Indemnitee in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, administrative, investigative or otherwise and to which the Indemnitee was or is a party or is threatened to be made a party in connection with any Potential Offending Content Claims.

2. CONSIDERATION. In exchange for the indemnification obligations set forth herein, and for indemnifying and holding Indemnitee harmless from any and all Potential Offending Content Claims, Indemnitee shall pay Indemnitor three hundred thousand fifty dollars ($350,000).

3. MISCELLANEOUS.

3.1          Notice Provision. Any notice, payment, demand or communication required or permitted to be delivered or given by the provisions of this Agreement shall be deemed to have been effectively delivered or given and received on the date personally delivered to the respective party to whom it is directed, or when deposited by certified mail, with postage and charges prepaid and addressed to the parties at the addresses set forth below their signatures to this Agreement, or to such other address as to which notice is given.

3.2         Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

3.3          Severability of Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

3.4          Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Florida.

3.5          Execution. This Agreement and any amendment may be executed simultaneously or in two or more counterparts, each of which together shall constitute one and the same instrument.  Faxed signatures shall be valid and deemed the same as an original.

3.6          Amendment. No amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and executed by both parties.

3.7         Binding Effect. Each and all of the covenants, terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

In Witness Whereof, the undersigned parties have duly executed this Agreement on the dates indicated below.

THE INDEMNITOR:

R&S INVESTMENTS, LLC.

By: /s/ Mitchell Rubenstein
Mitchell Rubenstein, as Managing Member

Date: February 3, 2011

Address:
R&S Investments, LLC.
560 Broadway, Suite 404
New York, NY  10012
Attn.:  Mitchell Rubenstein

THE INDEMNITEE:

HOLLYWOOD MEDIA CORP.

By: /s/ Robert Epstein
Name:  Robert Epstein, on behalf of the
Special  Committee of the Board of Directors, on behalf of Hollywood Media Corp.

Date: February 3, 2011

Address:
Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Baton, Florida 33431
Attn.:  Legal Department

Exhibit A

Hollywood.com has been sued by X17, Inc. in the United States District Court, Central District of California for copyright infringement for the alleged display of celebrity photographs on the hollwood.com website, which display of celebrity photographs occurred as early as November 9, 2007 which was prior to the Sale of Hollywood.com.